Exhibit 10.7

HELIUS MEDICAL TECHNOLOGIES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Helius Medical Technologies, Inc. (the “Company”) (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service effective on April 1, 2021.

This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins or resigns from the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and for new Board members, regular full quarterly payments thereafter.

1.Annual Board Service Retainer:

a.	All Eligible Directors (other than Chairman of the Board): $35,000

b.	Non-Executive Chairman of the Board: $68,000

2.Annual Committee Chair Service Retainer:

a.Chairman of the Audit Committee: $16,000

b.Chairman of the Compensation Committee: $10,000

c.Chairman of the Nominating & Corporate Governance Committee: $7,500

3.Annual Committee Member (other than Committee Chair) Service Retainer:

a.Member of the Audit Committee: $8,000

b.Member of the Compensation Committee: $5,000

c.Member of the Nominating & Corporate Governance Committee: $5,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2018 Omnibus Incentive Plan, as amended from time to time (as amended, the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Class A Common Stock on the date of grant, and have a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.       Annual Equity Award:

On the date of each annual stockholder meeting of the Company commencing with the 2021 annual stockholder meeting, each Eligible Director automatically, and without further action by the Board or Compensation Committee of the Board, will be granted an annual equity award with an approximate target value on the date of grant equal to $50,000 (the “Annual Equity Award”). 70% of the target value of the Annual Equity Award will be issued in the form of an Option (as defined in the Plan), which will vest as follows, subject to an Eligible Director’s Continuous Service (as defined in the Plan): 1/12th of the shares will vest monthly on the last day each month, so that all of the shares will be vested on the one-year anniversary of the date of grant. 30% of the target value of the Annual Equity Award will be issued in the form of a Restricted Stock Unit Award (as defined in the Plan), which will vest as follows, subject to an Eligible Director’s Continuous Service: 1/12th of the shares will vest monthly on the last day of each month , so that all of the shares will be vested on the one-year anniversary of the date of grant.

The number of Restricted Stock Units to be granted to each Eligible Director will be determined by dividing the target value by the 30-trading day average closing price of the Class A Common Stock on the Nasdaq Stock Market, ending on the trading day immediately preceding the grant date, rounded to the nearest whole share. The number of shares of Class A Common Stock underlying the Option to be granted to each Eligible Director will be calculated in accordance with the Black-Scholes option pricing model utilizing the 30-trading day average closing price of the Class A Common Stock on the Nasdaq Stock Market, ending on the trading day immediately preceding the grant date, rounded to the nearest whole share.

2.       Initial Equity Award:

From and after the 2021 annual stockholder meeting, if an individual first becomes an Eligible Director other than on the date of an annual stockholder meeting of the Company, each such Eligible Director automatically, and without further action by the Board or Compensation Committee of the Board, if any, will be granted, on the date that he or she is first elected or appointed to the Board (or, if such date is not a market trading day, the first market trading day thereafter), an initial annual equity award with an aggregate target value equal to the pro rated target value of the Annual Equity Award to reflect a reduction for each month prior to the date of grant that has elapsed since the preceding annual stockholder meeting of the Company, which will include Options and Restricted Stock Units calculated in the same manner as the Annual Equity Award.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and/or Committee meetings; provided, that Eligible Directors timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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